Exhibit 16.1

November 1, 2024

U.S. Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Liquidmetal Technologies, Inc. to be filed with the Securities and Exchange Commission on November 1, 2024. We agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ M&K CPAS, PLLC

The Woodlands, TX